As filed with the Securities and Exchange Commission on April 24, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

T Stamp Inc.

(Exact name of registrant as specified in its charter)

Delaware	813777260
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification Number)

3017 Bolling Way NE, Floor 2,

Atlanta, Georgia, 30305, USA

(404) 806-9906

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gareth Genner

c/o T Stamp Inc.

3017 Bolling Way NE, Floor 2,

Atlanta, Georgia, 30305, USA

(404) 806-9906

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

CrowdCheck Law LLP

700 12th Street NW, Suite 700

Washington, DC 20005

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities offers to buy these securities are not being solicited in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 24, 2026

PRELIMINARY PROSPECTUS

$100,000,000

T Stamp Inc.

Class A Common Stock

Warrants

Units

We may offer and sell, from time to time in one or more offerings, up to an aggregate amount of $100,000,000 of our Class A Common Stock, warrants, and units, in any combination.

This prospectus provides you with a general description of the securities offered. Each time we offer and sell securities, we will file a prospectus supplement to this prospectus that contains specific information about the offering and, if applicable, the amounts, prices and terms of the securities. Such supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Our Class A Common Stock is listed on the Nasdaq Capital Market under the symbol “IDAI.” On March 31, 2026 the last reported sale price of our Class A Common Stock on the Nasdaq Capital Market was $2.39 per share.

As of March 31, 2026 the aggregate market value of our outstanding Class A Common Stock held by non-affiliates was approximately $12.44 million based on 5,204,378 shares of Class A Common Stock held by non-affiliates on such date, and based on the last reported sale price of our Class A Common Stock on the Nasdaq Capital Market on such date of $2.39 per share. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities pursuant to this prospectus with a value of more than one-third of the aggregate market value of our Class A Common Stock held by non-affiliates in any 12-month period, so long as the aggregate market value of our Class A Common Stock held by non-affiliates is less than $75 million. During the prior 12 calendar month period ending and including, the date of this prospectus, we have sold $6,196,000 worth of securities pursuant to General Instruction I.B.6 of Form S-3.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” ON PAGE 12 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2026.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. By using a shelf registration statement, we may sell securities described in this prospectus from time to time and in one or more offerings up to an aggregate dollar amount of $100,000,000. This prospectus provides you with a general description of our securities that we may offer, which is not meant to be a complete description of each of the securities.

To the extent required by applicable law, each time we sell securities, we will provide you with this prospectus and, to the extent required, a prospectus supplement that will contain more information about the specific terms of the offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context requires otherwise, references in this prospectus to the “Company,” “T Stamp”, “Trust Stamp”, “we,” “us” and “our” refer to T Stamp Inc., a Delaware corporation, and its consolidated subsidiaries.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Company Overview

Trust Stamp was incorporated under the laws of the State of Delaware on April 11, 2016 as “T Stamp Inc.” T Stamp Inc. and its subsidiaries develop and market identity authentication software for enterprise and government partners and peer-to-peer markets.

Trust Stamp primarily develops proprietary artificial intelligence-powered solutions, researching and leveraging machine learning artificial intelligence, including computer vision, cryptography, and data mining, to process and protect data and deliver insightful outputs that identify and defend against fraud, protect sensitive user information, facilitate automated processes, and extend the reach of digital services through global accessibility. We utilize the power and agility of technologies such as GPU processing, edge computing, neural networks, and large language models to process and protect data faster and more effectively than historically possible to deliver results at a disruptively low cost for usage across multiple industries.

Our team has substantial expertise in the creation and development of AI-enabled software products. We license our technology and expertise in numerous fields, with an increasing emphasis on addressing diverse markets through established partners who will integrate our technology into field-specific applications.

Over the last year, while maintaining our strong emphasis on identity authentication for financial services, the Company has undertaken a multi-pronged process to position itself better to leverage the growing opportunities offered by the expanded capabilities, use, and acceptance of AI technologies. This process has included:

•	Reducing the size of the non-production-focused executive and consulting teams to reduce overhead and releasing sales staff that did not meet their targets
•	Adding senior business development advisors in Ghana, Nigeria, Kenya and Malta primarily compensated based on revenue received
•	Developing joint ventures with proven industry partners with access to target markets
•	Increasing focus on the cryptocurrency market (especially Stablecoins) and developing products designed to meet specific needs and opportunities in that sector
•	Updating services offered via the Orchestration Layer platform in response to market feedback
•	Expanding our IP portfolio to strengthen our existing position related to presentation attack detection and tokenization and include implementations such as:
i.	Embedded ownership verification for cryptographic assets, a technology that we believe to have significant potential with the expansion in the ownership of crypto-assets including potential deregulation (or loosening or clarification of regulation) in the United States together with the global growth of stable coins including Central Government Digital Currencies.
ii.	StableKey (or “Stable IT2”) which is a revolutionary technology that generates a “key” directly from the biometric of the user which key has a mathematical correlation to all of the user's passwords, PINS, and other “secrets” for every account and use case meaning that those secrets never need to be stored in their entirety.
•	Strengthening our international 3rd party cybersecurity and data handling certifications including NCSC Cyber Essentials Plus, certified by The IASME Consortium Ltd, SOC2 certification, and D-Seal approval (the world’s first certification that includes not just data and AI model security but also the ethical and responsible use of data).
•	Opening an office in Tokyo (with funding from the City of Tokyo and the Japanese government) to pursue opportunities in the APAC region.

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•	Participating in the K-Startup Grand Challenge 2025, South Korea’s premier acceleration program for innovative foreign startups. Backed by the Ministry of SMEs and Startups, the program supports high-potential global technology companies in establishing a presence in South Korea and expanding across the broader Asia-Pacific region.
•	Establishing go-to-market partnerships in Nigeria and Ghana
•	Participation in the Trust Valley program in the Geneva region of Switzerland
•	Participation in the Founders Arena wealth management program

Markets

Trust Stamp has evaluated the market potential for its services across several verticals. (Note - none of the reports, articles, and/or data sources referenced below were commissioned by the Company, and none of them are incorporated by reference).

Data Security and Fraud

•	In 2024 alone, numerous large-scale cybersecurity incidents resulted in the exposure of billions of personal records worldwide, including the so-called “Mother of All Breaches” involving over 26 billion records aggregated from multiple prior breaches, a breach of National Public Data affecting approximately 2.9 billion records including Social Security numbers, and significant compromises at major organizations such as Dell (49 million customer records), Twilio (33 million phone numbers), and Roll20 (15 million accounts). The U.S. healthcare sector alone reported 14 breaches each affecting over one million individuals, impacting an estimated 238 million residents, while other notable incidents included data exfiltration from Kadokawa/Niconico in Japan, a 1.2-terabyte leak of Disney internal communications, and widespread mobile app exposures affecting over 1.7 billion users. These breaches underscore persistent systemic vulnerabilities across industries and geographies, with material legal, operational, and reputational risks.
•	In 2024, global losses from payment card fraud alone reached approximately $33.8 billion, according to the Nilson Report, surpassing the previous year’s figures and driven by escalating card-not-present and e-commerce fraud. In the broader digital payments sphere, including ACH, digital wallets, BNPL, and e-commerce, the Merchant Risk Council estimates merchants lose about 3.2 % of annual e-commerce revenue to fraud, while Juniper Research forecasts online payment fraud losses totaling $362 billion globally by 2028, encompassing all payment channels. Furthermore, McKinsey projects $400 billion in cumulative card fraud losses over the next ten years, with authorized push payment fraud growing at an 11 % CAGR through 2027. Taken together, these figures underscore a mounting global financial liability from payment fraud that is poised to climb steadily unless countered by effective prevention strategies.
•	In March 2026, we announced the completion of two strategic transactions intended to expand our capabilities in cybersecurity, risk, compliance, and related trust and security solutions. Effective February 26, 2026, we acquired 100% of the outstanding share capital of Lexverify Ltd, and effective March 9, 2026, we subscribed for a 50% ownership interest in Cyberfish CyberPsychology Solutions Ltd.

We believe these transactions strengthen our position in the data security and fraud market by adding complementary technologies and domain expertise. Lexverify brings experience in risk, compliance, and privacy-related solutions, including applications involving large language models, while Cyberfish contributes expertise in crisis simulation and business disruption scenario training. We believe the combination of these capabilities with our existing AI-powered trust, identity, and security solutions may create opportunities for product development, enhanced client offerings, and cross-selling across industries with significant security, compliance, and operational resilience needs.

Both Lexverify and Cyberfish participated in accelerator programs associated with the UK National Cyber Security Centre, and we believe these relationships reflect the relevance of their technologies to cybersecurity resilience. We also expect these transactions to enhance our leadership resources and support our broader strategic growth initiatives.

Financial and Societal Inclusion

•	According to the “Global Findex Database 2021,” published by the World Bank, 1.4 billion people were unbanked as of 2021.
•	131 million small and medium-sized enterprises in emerging markets lack access to finance, limiting their ability to grow and thrive (UNSGSA Financial Inclusion Webpage, Accessed March 2023).
•	The global market for Microfinance is estimated at $250.4 billion in the year 2024, and is projected to reach $506 billion by 2030 according to the 2025 report titled “Microfinance - Global Market Trajectory & Analytics” published by Global Industry Analysts, Inc. To accelerate our work in this market, the Company joined the Mastercard Lighthouse MASSIV program in Spring 2025 designed to empower sustainability and social impact through strategic partnerships aiming to assist participants to scale on a global level.
•	Trust Stamp’s biometric authentication, liveness detection, and information tokenization enable individuals to verify and establish their identities using data derived from biometrics. While individuals in this market lack traditional means of identity verification, Trust Stamp provides a means to authenticate identity that preserves an individual’s privacy and control over that identity.

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Alternatives to Detention (“ATD”)

•	The ATD market includes Federal, State, and Municipal agencies for both criminal justice and immigration purposes. Trust Stamp addresses the ATD market with applications built on Trust Stamp’s privacy-preserving solutions allowing individuals to comply with ATD requirements using ethical and humane technology methodologies. Trust Stamp has developed innovative patented technologies for use in the ATD market encompassing biometrics, geolocation, and tokenization as well as a proprietary, tamper-resistant, battery-free “Tap-In-Band” that can complement or replace biometric check-in requirements and provide a lower-cost and more humane alternative to traditional “ankle bracelet” technology.
•	In December 2024, we announced a go-to-market agreement with a leading provider of software solutions to the U.S. Federal Government. Based on the priorities of the current administration and express funding provision in the 2026 appropriations bill, the Company and its partner are actively communicating with the government on opportunities to implement the Company’s technology for identified and funded needs but no substantive progress is anticipated until there is an approved appropriations bill for the Department of Homeland Security.

Stablecoins and other Cryptocurrencies

•	As of mid-2025, the total stablecoin market capitalization sits around $170 billion, with sources varying between $160B and $200B depending on which coins are included. Tether (USDT) still dominates the pack, with other major players like USDC, BUSD, and DAI following behind. Analysts project the market cap of stablecoins to double to around $300–400 billion by 2030, driven by incremental adoption in payments and DeFi. Predicting this growth, the Company invested in developing and patenting technologies that it believes to be important assets to participate in the stablecoin and other cryptocurrency markets, including a patent related to embedding identity data in the metadata of cryptographic tokens and the trademark “StableKey”. The Company anticipates cryptocurrencies playing a growing role in its customer base in parallel to, and in some cases involving, its traditional financial services customers.

The Company announced a biometrically secured proprietary non-custodial software wallet in December 2025 which will be able to function as both a wallet directly managing access credentials for digital assets and as a “wallet of wallets”. The wallet will be offered directly to end-users and financial institutions. At the end of December 2025, our R&D team delivered an Minimum Viable Product ("MVP") of our Stablecoin-focused Wallet of Wallets (“WoWTM”) and we signed an LOI with a fellow Nasdaq company for a first deployment. During January 2026, our Director of Innovation relocated to Switzerland to participate in the Trust Valley program and identify opportunities in Switzerland for our StableKey technology and WoW. Final design of the WoW wallet awaits clarity regarding the in-flux legislation related to the ability of stablecoins to pay interest or similar returns. While our WoW product has not yet been taken to market, it offers advanced capabilities and utilizes proven proprietary technologies. Therefore, we believe that if we establish product-market fit, the economic potential could be substantial.

Healthcare Technology

We believe the healthcare sector represents a significant opportunity for the application of our identity authentication and privacy protection technologies. Healthcare providers, pharmacies, and related service organizations increasingly require secure, privacy-conscious methods to verify identity, protect sensitive personal information, and support digital workflows across patient onboarding, records access, and service delivery.

We have for several years recognized the potential of our technology in healthcare-related use cases, and during 2025 we advanced these efforts from exploration toward commercial implementation. We currently have a revenue generating commercial implementation with a Malta-based company that also operates in Dubai. In addition, we are in advanced negotiations to deploy our technology for an international pharmacy and primary care group in the European Union and MENA region and are in discussions with a well established EU hospital group regarding a tele-medicine partnership in Africa.

We believe our capabilities are well suited to healthcare environments, where organizations must balance security, regulatory compliance, user accessibility, and protection of highly sensitive data. Our technology may help healthcare-sector customers enhance trust in digital interactions while reducing the need to expose or retain unnecessary personal information. While our healthcare initiatives are still developing, we believe this sector may become an increasingly important component of our commercial growth strategy.

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Other Markets

The Company is developing products and working with partners and industry organizations in other sectors that offer significant market opportunities for our existing and pipeline IP. We anticipate licensing our technology in numerous fields, typically through established partners who will integrate our technology into field-specific applications.

Africa

The African Continental Free Trade Area (AfCFTA) is a landmark agreement that binds 54 African nations and an estimated 1.47 billion people into the world’s largest free trade area. AfCFTA has significant economic potential for Africa, as it aims to create a single market for goods and services across 55 countries, representing over 1.3 billion people with a combined GDP of approximately $3.4 trillion. By reducing trade barriers, the agreement could contribute an additional $450 billion to Africa’s GDP by 2035, lifting 30 million people out of extreme poverty and increasing the incomes of 68 million people, according to the World Bank. Over the next decade, Africa’s share of the world population is projected to reach 21%, up from 13% in 2000. More than 50% of young people entering the workforce will be in sub-Saharan Africa. By 2050, the region’s working-age population will still be rising while it is falling virtually everywhere else, and Africa will be home to an estimated 2.5 billion people, or 25% of all humanity.

Globally, 850 million people did not have identity documents in 2023, with 542 million pe in Africa. Of that 542 million, 95 million are children who have never had their birth recorded, and 120 million are children without a birth certificate. The single initiative of implementing universal tokenized identity in African countries has the potential to significantly boost the implementing countries' economies. According to the United Nations Economic Commission for Africa (UNECA), countries adopting digital ID programs could unlock economic value equivalent to 3% and 13% of their GDP by 2030.

A transition to digital records for births, marriages, deaths, and electronic identity documents represents a transformative opportunity for developing nations and builds a foundation for economic growth. Establishing a robust digital infrastructure for vital records enhances administrative efficiency, fosters inclusive development, strengthens governance, and unlocks economic potential. Yet, developing African countries are often unable or unwilling to fund the initial capital expenditure required to make the transition.

Trust Stamp participated in financial inclusion projects in Africa for a number of years through Mastercard’s previous implementation of our technology and we established a regional R&D center in Rwanda in 2021 to focus on ensuring equity in the development and implementation of biometric technology in Africa. In 2023 we started direct outreach to African countries and we are in serious and extended dialogue with four countries as well as our work with Africa’s largest provider of mobile telecommunications services.

With the assistance of the Mastercard Lighthouse MASSIV program, we intend to build upon this work to maximize the opportunities to meet the critical need for secure identity programs for both governments and NGOs and have established go-to-market focused agreements with partners in Nigeria and Ghana.

Our multi-year investment in the African market has progressed from market cultivation to revenue generation. In January 2026, we received our first purchase order for the use of our Irreversibly Transformed Identity Token (“IT2”) from an African telecommunications company situated across a dozen African and Middle Eastern markets and serving hundreds of millions of subscribers. The initial purchase order is for the IT2 in a specific market but based upon our customer’s communications, we anticipate both the geographic scope and product range expanding in 2026. We are also in discussion with another major telecoms provider in Africa for similar services and are making progress towards an agreement. Based on these two engagements and market discovery, we will be actively pursuing similar telecoms opportunities in other African countries and elsewhere.

In parallel, our first African nation-state project continues to progress albeit at a slower pace than we would hope. We anticipate announcing specific revenue commitments in the third quarter of 2026.

During January 2026, at their request, we worked with the office of the Vice President of Nigeria and various federal and local government ministries to arrange for a Trust Stamp team to visit Nigeria for two weeks during February 2026 to identify areas of government operations where our technology can be implemented. We believe the visit was very successful in building potential partnerships at a Federal and Regional level in Nigeria, and significant PR regarding this potential was generated by the Nigerian government and published online. Individual project discussions are now ongoing between our Company and the various federal and local government ministries that we met with on this trip.

United Kingdom

With our growing team in the UK, we have started to identify banking sector opportunities there and will be pursuing those opportunities going forward. We are also engaging with the fast accelerating UK age-verification market that is (largely unsuccessfully) seeking to comply with new government mandates. To this end, on March 9, 2026, the Company (through its wholly-owned subsidiary, Trust Stamp Malta Limited) agreed to subscribe for fifty percent (50%) of the authorized share capital of CyberFish CyberPsychology Solutions Ltd, a private company incorporated in England and Wales that is a graduate of the UK National Cybersecurity Center’s startup program (“CyberFish”). On the same date, the Company (through Trust Stamp Malta Limited) entered into a Consulting Agreement with CyberFish. Under the Consulting Agreement, CyberFish agreed to provide consulting services relating to market development in the United Kingdom, including market entry and expansion strategy, business development, partnership identification, and related services.

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Principal Products and Services

We adhere to the best practices outlined in the National Institute of Standards and Technology (“NIST”) and International Organization for Standardization (“ISO”) frameworks, and our policies and procedures in managing personally identifiable information (“PII”) comply with General Data Protection Regulation (“GDPR”) requirements wherever such requirements are applicable.

The IT2 replaces biometric templates and scans with meaningless numbers, letters, and symbols to remove sensitive data from the reach of criminals using a proprietary process by which a deep neural network irreversibly converts biometric and other identifying data, from any source, into the secure tokenized identity. This IT2 is unique to the user, is different every time it is generated from a live subject, and cannot be reverse-engineered and rebuilt into the user’s face or other original identity data.

Each token can be stored and compared to all other tokens from the same modality, allowing the Company’s AI-powered analytics to predict if a single subject has generated two or more tokens, even if the subject has passed conventional KYC with, e.g., falsified identity documents. Using this technology, an IT2 can be employed for re-authentication purposes, including account recovery, password-less login, new account creation, and more, across the organization or even within a consortium of organizations, all in a low-cost and low-friction delivery that is fast and secure.

Our technology is being used for enhanced due diligence, KYC/AML compliance, synthetic identity fraud reduction and “second chance” approval for customer onboarding and account access, together with the delivery of humanitarian and development services. The solution allows organizations to approve more users, keep bad actors from accessing systems and services, and retain existing users with a superior user experience.

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Our hashing and matching technology can maximize the effectiveness of all types of identity data while rendering it safer to use, store, and share. Whatever the source of identity data, it can be stored and compared as an IT2. See the chart below for examples.

The Lexverify acquisition immediately added capability for LLM-powered compliance monitoring of communications and documents, and the Cyberfish investment provides us with risk-scenario products that we regard as having significant and immediate potential for our existing customer base and others. Together, the two transactions provide us with the expertise to build unique scenarios to train LLM, together with other LLM based products that will be announced during 2026.

Products Under Development

We have continued rapid investment in the development of technologies to rebut the growing dangers of AI-powered attacks. We are currently in production-testing of new tools to combat both Injection and Generative Adversarial Network Attacks and we plan to submit our newest innovations for third-party certification in Q2 2026. We believe that this sustained investment in intellectual property differentiates us from many larger competitors that are farming legacy technology

Distribution

Through licensing we allow customers to utilize our technology in a wide variety of applications. Uses can include (e.g.):

•	The provision of services and hashing to enterprises, NGOs, and government, to overlay on third-party biometric and identity data.
•	Hash licensing, translation, and certification services for biometric vendors.
•	Management of zero-knowledge-proof services, whether as a tributary between Identity Lakes or operating consortium lakes.
•	Tokenized identity creation for large scale deployments, such as humanitarian and government identity programs.

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Licensing Agreements

License agreements are typically a hosted offering, on-premise solution, or both pursuant to which the customer pays for the initial product development plus a license fee for the use of Trust Stamp’s technologies on a periodic and/or volume-based basis. In addition to consuming and paying for Trust Stamp’s services for their own use, some key customers also serve as channel partners by offering Trust Stamp products to their own customer base, whether as stand-alone products, or integrated into their own services as upgraded product offerings.

SaaS Agreements

Software-as-a-Service ("SaaS") agreements are typically serviced through the Company’s Orchestration Layer platform, which is being utilized in new global identity authentication system with Fidelity Information Services, LLC ("FIS"). The platform includes our proprietary tokenization technology and is designed to provide easy integration with and access to, Trust Stamp’s products, chargeable on a per-use basis. The Orchestration Layer facilitates no-code and low-code implementations, making adoption faster and even more cost-effective for a broader range of potential customers. It is expected to accelerate the Company’s evolution, from being exclusively a custom solutions provider, to also offering a modular and highly scalable SaaS model with low-code implementation.

Competition

We can potentially work with any identity data from any source, potentially breaking vendor and modality lock-in, but our primary market target is the biometric service industry, which is growing exponentially while being threatened by a consumer, media, and legislative backlash against storing biometric data. The IT2 can potentially be overlaid on any biometric or other identity data provider.

In general, we compete for customer budgets with any company in the identity authentication industry. Major competitors in this space include companies such as NEXT Biometrics, IDEMIA, Synaptics, Cognitec, Innovatrics, Suprema, FaceTec, Rank One Computing, Acuant, Jumio, Onfido, Ping, and Mitek. However, we believe that, due to the uniqueness of our technology solution, the Company does not currently have any direct competitors for the core IT2 solutions upon which the growth in our business plan is focused.

We believe that given sufficient time and resources, we can augment any biometric modalities including face, hand, iris, voice, gait, and behavior, together with any other identifying data which places us in a unique position versus providers of biometric services.

We are unaware of any other provider being able to offer or support a proliferation of tokenized authentication modalities in this fashion, and therefore we believe there are no other companies that directly compete with us in this space. If our go-to-market strategy is successful, biometric service providers can be channel distributors, and not necessarily competitors.

Growth Strategy

Our strategy is to:

•	Expand the scope and range of services that we provide to and through our existing clients.
•	Continue to add significant new clients for our current and future services.
•	Offer our services via channel partners with substantial distribution networks.
•	Offer our technology on a “low code” basis, providing access via an orchestration layer and/or open-APIs to enable implementation by a broader range of clients.
•	The addition of alternate authentication tools including non-facial-biometric options and non-biometric-knowledge and device-based tools facilitating two and multi-factor authentication.
•	Offer our IT2 technology for use by other biometric and data services providers to protect and extend the usability of their data.
•	Provide ready-to-use / customizable platforms that leverage our IT2 technology in specialized markets.

Human Capital

Given the geographic diversity of its team, and to facilitate cost-effective administration, Trust Stamp secures the services of its permanent team members through a variety of administrative structures that include wholly owned subsidiaries, professional employer organizations, and consulting contracts. Over 2024 and 2025, our team size was rationalized to maximize the impact of investable dollars. As of December 31, 2025, the Company had 4 full-time and 1 part-time team members that work out of the United States, 24 full-time members that work out of Malta, 13 full-time team members in Poland and Central Europe, 2 full-time and 1 part-time team members in the United Kingdom, 14 full-time team members and 1 part-time team members working in the Philippines, 12 full-time team members working in Rwanda, 2 full-time team members in Denmark, and 1 full-time team member working in India. In addition, our permanent team is augmented by long-term contractors and as needed by contract development and other staff on a short-term basis.

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Outsourcing

We design and develop our own products. We use an outsourcing company, 10Clouds, for additional development staff as needed. 10Clouds is considered a related party. 10Clouds is considered a related party due to being the Company's third party contractor for software development and investor in the Company. In addition, we also utilize SourceFit, a company in the Philippines, for PEO services, representing approximately 3% of our operating expenses during the year ended December 31, 2025. Amazon Web Services provides cloud hosting and processing services, representing approximately 10% of our operating expenses during the year ended December 31, 2025.

Key Customers

The Company’s initial business consisted of developing proprietary privacy-first identity solutions and implementing them through custom applications built and maintained for a few key customers. In the fourth quarter of 2022, the Company added to its product offerings a modular SaaS model intended for low-code or no-code implementation (“the Orchestration Layer”). The Orchestration Layer has been successful in attracting interested customers with over one hundred (100) financial institutions onboarded as of the date of this prospectus, but those institutions have been slow to go into full production which has impacted revenue expectations. An analysis of the slow adoption revealed that many of the institutions would need some level of customization, and in the fourth quarter of 2024 and the first quarter of 2025, the Company invested in the modification of the modules to meet the broader range of needs and preferences identified by the enrolled institutions. The Company is now seeing a growth in transaction volumes and is focused on maintaining and accelerating that growth.

Historically, the Company generated most of its income through two long-term partnerships, comprising a relationship with an S&P 500 bank and a relationship with Mastercard International (“Mastercard”) with the Mastercard partnership diminishing in significance over and post 2024 as Mastercard’s market focus changed.

Effective July 1, 2025, the Company's agreement with the S&P 500 bank was extended to May 31, 2031, subject to either party having the right to terminate for cause and a right for the customer to cancel for convenience on giving 6 months' notice.

Under the terms of the extension, the Company receives a guaranteed minimum income stream for services, together with hosting and other fees and reimbursement of expenses incurred, which are subject to agreed markups of 10% or 20%. Minimum billing for services in the 1st year of the renewal is set at $154,000 per month with annual CPI-related increases. Under the arrangement, total minimum monthly billings will exceed $215,000 per month, subject also to CPI-related increases. The difference between both figures is the inclusion of third-party vendor fees billed to the customer. Based on the strength of the relationship and current and anticipated service needs, the Company anticipates actual billings exceeding contractual minimums.

In March 2019, the Company entered into a technology services agreement with Mastercard International (the "TSA”). Under the TSA, IT2 technology was being implemented by Mastercard for Humanitarian & Development purposes as an element of its Community Pass and Inclusive Identity offerings in developing economies. Based on a changing market focus by Mastercard, effective December 31, 2024, the limited exclusivity for development-related purposes granted to Mastercard expired and the software schedule and associated services terminated on February 6, 2026. The expiry permitted the Company to commence working directly with governments in developing countries and also engage with international NGO that had previously worked with Mastercard.

In 2022, the Company expanded its key customer base to include an investment from and a relationship with FIS, a relationship-focused upon the implementation of our Orchestration Layer in FIS’ Global KYC product offering.

The Orchestration Layer is a low-code platform that is designed to be a one-stop shop for Trust Stamp services and provides easy integration to our products; chargeable on a per-use basis. The Orchestration Layer utilizes the Company’s next-generation identity package, offering rapid deployment across devices and platforms, with custom workflows that seamlessly orchestrate trust across the identity lifecycle for a consistent user experience in processes for onboarding and KYC/AML, multi-factor authentication, account recovery, fraud prevention, compliance, and more. The Orchestration Layer facilitates no-code and low-code implementations of the Company’s technology making adoption and updating faster and cost-effective for a broader range of potential customers.

As of December 31, 2025, 97 financial institutions, representing over $350 billion in aggregate assets, had been onboarded through FIS. As of the same date, 110 customers (including both FIS and non-FIS customers) had been onboarded to the Orchestration Layer, including those that have fully implemented the platform and those currently undergoing implementation.

The first (non-FIS) client onboarded to the Orchestration Layer in the third quarter of 2022 has generated $576 thousand of revenue for the Company to date, including $151 thousand during the year ended December 31, 2025.

Overall Orchestration Layer transaction volumes increased by approximately 20% over 2025 with a circa 200% increase in FIS-related transactions, but the rate of implementation and transaction volumes are far lower than we consider satisfactory and the channel structure in place does not provide us with adequate opportunities to work with the individual institutions and accelerate implementation. To address this we have budgeted for additional sales support staff and for participation in industry events where we can directly engage with the enrolled institutions. We will be carefully monitoring and reporting on progress throughout 2026.

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On February 20, 2025, the Company executed a Master Technology Service Agreement ("MTSA") (effective January 1, 2025) with QID Technologies LLC (“QID”) to provide technical services as agreed from time to time and documented by statements of work. The MTSA provided for an initial minimum payment of $100,000 per calendar month, with the budgeted payment thereafter not to exceed $300,000 per month without mutual agreement. The MTSA will remain in effect for one year and will be renewed automatically for successive one-year periods, until it is terminated. Either Party may terminate for convenience by giving notice of non-renewal no less than 90 days’ before the expiry of each one-year term. The Company owns a 10% equity interest in QID but is not involved in its management. Reaching the maximum monthly revenue of $300,000 would require QID ramping up its customer-facing activities, a process that is not controlled by the Company. QID is currently a finalist in an RFP for a major project that would utilize our technology, but at this time, the ramp-up process has taken longer than anticipated, and despite assurances by QID’s majority owner as to their ongoing commitment to the enterprise, there is no certainty as to the speed at which the services will be delivered and consequently the billing levels in a given month.

Recent Developments

Resignation of Board Director and Appointment of New Board Director

On March 6, 2026, the Board of Directors accepted the resignation of Andrew Scott Francis as a Director of the Company to allow him to have a greater focus on serving as the newly appointed CEO of the Company’s African operations. This was documented as part of a unanimous written consent by the Board of Directors, including Mr. Francis. Mr. Francis will continue to serve in his position as Chief Technology Officer of the Company, as well as continue to attend meetings of the Board of Directors in a non-voting, ex officio advisor capacity.

Concurrently, on March 6, 2026, the Board of Directors of the Company, after receiving a recommendation from the Nomination and Corporate Governance Committee, elected David Curmi to the Company’s Board of Directors as a “Class III” member. Mr. Curmi will also serve as a member of the Compensation Committee of the Board of Directors.

The Company offered a Letter of Appointment to Mr. Curmi that was executed on March 21, 2026. The foregoing description of the Letter of Appointment is intended to be a summary, and is qualified by reference to the full text of the Letter of Appointment filed as an exhibit to the registration statement of which this prospectus forms a part.

CyberFish CyberPsychology Solutions Ltd Share Purchase Agreement, Shareholders Agreement, and Consulting Agreement

On March 9, 2026, Trust Stamp Malta Limited, a wholly-owned subsidiary of the Company, entered into a Share Purchase Agreement (the “SPA”) with CyberFish CyberPsychology Solutions Ltd, a private company incorporated in England and Wales (“CyberFish”). Pursuant to the SPA, Trust Stamp Malta Limited agreed to subscribe to fifty percent (50%) of the authorized share capital of CyberFish in exchange for £190,000 (the “Total Consideration”), consisting of (i) a cash payment of €30,000 payable to Malta Enterprise on behalf of CyberFish and (ii) a cash payment of £30,000 payable to CyberFish (together, the “Cash Consideration”) and (iii) non-cash consideration with an agreed value equal to the remaining balance of the Total Consideration following deduction of the Cash Consideration, comprising the provision of software development, engineering, and related technical services by Trust Stamp Malta Limited and/or other Company group entities. Malta Enterprise is a Maltese national development agency that previously provided CyberFish a start-up loan, which is partly being repaid as part of this transaction.

On March 9, 2026, the SPA closed, and Trust Stamp Malta Limited acquired 50% of CyberFish in exchange for the consideration described above. The non-cash consideration became effective as of the closing date and was not a condition to the closing of the SPA.

Berta Pappenheim, a member of the Company’s Board of Directors, is the CEO, co-founder, and a director of CyberFish – and prior to the closing of the SPA, she owned 100% of CyberFish. Ms. Pappenheim is no longer regarded as an independent director of the Company.

Also on the March 9, 2026, in connection with the closing of the SPA, and to govern the parties’ ongoing relationship as shareholders of CyberFish, Trust Stamp Malta Limited entered into a Shareholders Agreement (the “Shareholders Agreement”) with (i) Berta Pappenheim and (ii) CyberFish. The Shareholders Agreement contains provisions governing, among other things, the governance and management of CyberFish, board composition and voting, shareholder consent matters, information and reporting rights, financing expectations, and transfer restrictions with respect to shares of CyberFish.

Also on March 9, 2026, Trust Stamp Malta Limited entered into a Consulting Agreement (the “Consulting Agreement”) with CyberFish. Under the Consulting Agreement, CyberFish agreed to provide consulting services relating to market development in the United Kingdom, including market entry and expansion strategy, business development, partnership identification, and related services. CyberFish designated Berta Pappenheim as key personnel to perform the services on its behalf. The Consulting Agreement contemplates that the services will be performed for an average of three (3) days per week over a rolling six-week period. In consideration for the services, Trust Stamp Malta Limited will pay CyberFish fees of £65,000 per year, payable in twelve equal monthly installments. Either party may terminate the Consulting Agreement upon 30 days’ prior written notice, and Trust Stamp Malta Limited may terminate the Consulting Agreement immediately upon certain events, including material breach, breach of confidentiality, certain legal or compliance impediments, or misconduct or gross negligence, in each case as provided in the Consulting Agreement. The Consulting Agreement includes customary confidentiality provisions and provides that intellectual property created pursuant to or in connection with the services will vest exclusively in Trust Stamp Malta Limited, subject to the terms of the Consulting Agreement.

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The foregoing descriptions of the SPA, Shareholders Agreement, and Consulting Agreement are intended to be summaries, and are qualified by reference to the full text of these agreements filed as exhibits to the registration statement of which this prospectus forms a part.

Acquisition of Lexverify Ltd.

On February 27, 2026 (the “Closing Date”), the Company completed the acquisition of one hundred percent (100%) of the issued and outstanding share capital of Lexverify Ltd., a private limited company incorporated in England and Wales (“Lexverify”) pursuant to a share purchase agreement dated February 27, 2026 (the “SPA”) by and among the Company and the shareholders of Lexverify (each, a “Seller” and collectively, the “Sellers”). While limited in size, the Company believes this acquisition provides new expertise in the training and use of large language models as well as providing an additional access point to the UK market for the Company.

The aggregate purchase price for the acquisition (the “Purchase Price”) is payable entirely in shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), with the number of shares determined based on the closing price of the Company’s Common Stock on Nasdaq on the Closing Date. The Purchase Price was structured in four tranches, consisting of: (i) an initial tranche equal to twenty-five percent (25%) of the Purchase Price (the “Completion Consideration”) to be issued on or within one business day following the Closing Date, and (ii) the remaining seventy-five percent (75%) of the Purchase Price (the “Deferred Consideration”) to be issued in three equal tranches on the dates that are 90, 180, and 270 days after the Closing Date, respectively, subject to the terms of the SPA. On the Closing Date, the Company issued shares of Common Stock to the Sellers in satisfaction of the Completion Consideration. As of the date of this prospectus, shares of Common Stock remain to be issued by the Company to the Sellers to satisfy the Deferred Consideration.

If the Company fails to timely issue any portion of the consideration when due under the SPA, the Company is required to pay interest on the overdue amount at a rate of four percent (4%) per annum above London Interbank Offered Rate ("LIBOR").

Pursuant to the SPA, the Company may withhold issuance of Deferred Consideration in connection with a warranty claim asserted by the Company under the SPA and may set off amounts owed by any of the Sellers against such Seller’s Deferred Consideration, in each case subject to the terms and conditions set forth in the SPA.

If a change of control of the Company occurs prior to the issuance of 100% of the Deferred Consideration, then, subject to the terms of the SPA, the Company is required to issue the remaining Deferred Consideration to the Sellers prior to such change of control.

The SPA contains customary representations, warranties, covenants, confidentiality provisions, and limitations on liability. In addition, certain Sellers who were employees, officers, or directors of Lexverify as of the Closing Date agreed for a period of twelve (12) months following the Closing Date, subject to the terms of the SPA, not to compete with Lexverify’s business as conducted at Completion and not to solicit certain customers, clients, employees, or consultants of Lexverify.

Additionally, pursuant to the SPA, the Company agreed to approve the continuing employment of Lexverify’s employees on substantially similar compensation and benefit terms to comparable team members of the Company, including equity participation opportunities.

The foregoing description of the SPA is intended to be a summary, and is qualified by reference to the full text of the SPA, filed as an exhibit to the registration statement of which this prospectus forms a part.

Corporate Information

Trust Stamp was incorporated under the laws of the State of Delaware on April 11, 2016 as “T Stamp Inc.” T Stamp Inc. and its subsidiaries (“Trust Stamp”, “we”, or the “Company”). Our principal executive offices are located at 3017 Bolling Way NE, Floor 2, Atlanta, GA 30305, and our telephone number is (404) 806-9906. Our website address is www.truststamp.ai. None of the information contained on, or that may be accessed through, our website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus.

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The Offering

Issuer	T Stamp Inc., a Delaware corporation

Securities Offered	We may offer up to $100,000,000 of:

●	Class A Common Stock;
●	Warrants; and
●	Units (comprised of any combination Class A Common Stock and Warrants).

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

Use of Proceeds	We intend to use the net proceeds from the sale of any securities offered by us for general corporate purposes, which may include working capital, business and product development, potential acquisitions, retirement of debt and other business opportunities, unless otherwise indicated in the applicable prospectus supplement.

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus, and any other risk factors described in a prospectus supplement and in the documents incorporated herein and therein by reference, for a discussion of certain factors that you should carefully consider before deciding to invest in our securities.

Nasdaq Capital Market Trading Symbol	IDAI

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RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and discussed under the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section below entitled “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially and adversely from those expressed or implied by such forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to our outlook or expectations for earnings, revenues, expenses, asset quality or other future financial or business performance, strategies, expectations or business prospects, or the impact of legal, regulatory or supervisory matters on our business, results of operations, or financial condition. Specifically, forward-looking statements may include statements relating to our future business prospects, revenue, income, and financial condition.

Forward-looking statements can be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” or similar expressions. Forward-looking statements reflect our judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Important factors could cause actual results to differ materially from our expectations include, but are not limited to:

•	adverse economic conditions;

•	general decreases in demand for our products and services;

•	changes in timing of introducing new products into the market;

•	intense competition (including entry of new competitors), including among competitors with substantially greater resources than us;

•	inadequate capital;

•	unexpected costs;

•	revenues and net income lower than anticipated;

•	litigation;

•	becoming delisted from Nasdaq;

•	the possible fluctuation and volatility of operating results and financial conditions;

•	the impact of legal, regulatory, or supervisory matters on our business, results of operations, or financial condition;

•	inability to carry out our marketing and sales plans; and

•	the loss of key employees and executives.

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Forward-looking statements are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. You are cautioned that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual operating and financial performance and cause our performance to differ materially from the performance anticipated in the forward-looking statements. We discuss in greater detail many of these risks in the applicable prospectus supplement, in any free writing prospectuses we may authorize for use in connection with a specific offering, in our most recent annual report on Form 10-K, as well as any amendments thereto, and in our subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety.

Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, any applicable prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from our sale of securities offered by this prospectus for general corporate purposes, which includes working capital, business and product development, potential acquisitions, retirement of debt and other business opportunities. The timing and amount of our actual expenditures will be based on many factors; therefore, unless otherwise indicated in the prospectus supplement, our management will have broad discretion to allocate the net proceeds of our offerings. The specific allocations of the proceeds we receive from our sale of our securities will be described in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

The authorized capital stock of the Company consists of Common Stock, par value $0.01 per share. The total number of authorized shares of Common Stock of Trust Stamp is 50,000,000, all of which are designated as Class A Common Stock.

The following summary description of our capital stock is based on the provisions of our Third Amended & Restated Certificate of Incorporation, as amended, our amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). This description is not complete and is subject to, and qualified in its entirety by reference to our Third Amended & Restated Certificate of Incorporation, as amended (our “A&R Certificate of Incorporation”) and our amended and restated bylaws (our “Bylaws”), each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part, and the DGCL. You should read our A&R Certificate of Incorporation our Bylaws and the applicable provisions of the DGCL for a complete statement of the provisions described below and for other provisions that may be important to you. For information on how to obtain copies of our A&R Certificate of Incorporation and our Bylaws, see “Where You Can Find Additional Information.”

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Common Stock

Pursuant to the Company’s A&R Certificate of Incorporation, the Board of Directors of the Company has the right to designate shares of the Company’s Common Stock as either Class A or Class B Common Stock. As of the date of this prospectus, all shares of Common Stock of the Company have been designated as Class A Common Stock, and there are no issued (or designated) shares of Class B Common Stock. The rights and preferences of each of the Class A and Class B classes of Common Stock are summarized below.

Class A Common Stock

Voting Rights

Holders of shares of Class A Common Stock are entitled to one vote for each on all matters submitted to a vote of the shareholders, including the election of directors.

Dividend Rights

Holders of Class A Common Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds as detailed in our A&R Certificate of Incorporation. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends in the foreseeable future.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Class A Common Stock are entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all debts and other liabilities of the Company.

Exchange Rights

A holder of shares of Class A Common Stock shares that is a bank, savings association, or a holding company (or an affiliate thereof) may at any time choose to exchange all or any portion of shares of Class A Common Stock it holds for shares of Class B Common Stock. In the event of such an election, each Class A share for which the holder makes such election shall be exchanged for a Class B share on a one-for-one basis without the payment of any additional consideration. In the event of such an election, the Company will take all necessary corporate actions to effect such exchange, the holder will surrender its certificate or certificates representing the Shares of Class A Common Stock for which it made such election, and such shares of Class A Common Stock shall be cancelled.

Transfer Rights

There are no restrictions on transfer for shares of Class A Common Stock of the Company.

Class B Common Stock

The rights and preferences of the Company’s Class B Common Stock are identical to those of the Class A Common Stock of the Company, except for as described below.

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Voting Rights

Holders of shares of Class B Common Stock have no voting rights with respect to such shares; provided that the holders of Class B Common Stock shall be entitled to vote (one vote for each Class B share held) to the same extent that the holders of Shares of Class A Common Stock would be entitled to vote on matters as to which non-voting equity interests are permitted to vote pursuant to 12 C.F.R. § 225.2(q)(2) (or a successor provision thereto).

Transfer Rights

In the event a holder of shares of Class B Common Stock transfers all or any portion of his or her shares of Class B Common Stock to a “Permitted Transferee” (as defined below), such Permitted Transferee will be entitled to elect to exchange all or any portion of such Shares of Class B Common Stock for Shares of Class A Common Stock on a one-for-one basis without the payment of any additional consideration. No fractional shares may be so exchanged. In the event of such an election, the Company will take all necessary corporate actions to effect such exchange, the holder will surrender its certificate or certificates representing the Shares of Class B Common Stock for which it made such election, and such Shares of Class B Common Stock shall be cancelled. A “Permitted Transferee” is a person or entity who acquires Shares of Class B Common Stock from a bank, savings association, or a holding company (or an affiliate thereof) in any of the following transfers:

(i)	A widespread public distribution;
(ii)	A private placement in which no one party acquires the right to purchase 2% or more of any class of voting securities of the Company
(iii)	An assignment to a single party (e.g. a broker or investment banker) for the purpose of conducting widespread public distribution on behalf of a bank, savings association, or a holding company (or an affiliate thereof) and its transferees (other than transferees that are Permitted Transferees); or
(iv)	To a party who would control more than 50% of the voting securities of the Company without giving effect to the Shares of Class B Common Stock transferred by a bank, savings association, or a holding company (or an affiliate thereof) and its transferees (other than transferees that are Permitted Transferees).

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Warrants

The Company has various warrants outstanding that are exercisable for shares of its Class A Common Stock. See (i) the Company’s Registration Statement on Form S-1/A filed with the SEC on January 31, 2025; (ii) the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 31, 2026; (iii) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed with the SEC on May 15, 2025; (iv) the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 filed with the SEC on August 14, 2025; and (v) the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the SEC on November 14, 2025 for further details on the outstanding warrants of the Company.

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Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

Our A&R Certificate of Incorporation and Bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, could discourage takeovers, coercive or otherwise. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Authorized but Unissued Capital Stock

We have authorized but unissued shares of Common Stock, and our Board of Directors may authorize the issuance of one or more series of preferred stock without stockholder approval. These shares could be used by our Board of Directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise.

Limits on Stockholder Action to Call a Special Meeting

Our Bylaws provide that special meetings of the stockholders may be called only by our Board of Directors. A stockholder may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Our A&R Certificate of Incorporation authorizes our Board of Directors to fill vacancies or newly created directorships.

If there is a vacancy on our Board of Directors, the majority of the directors then in office may elect a successor to fill any vacancies or newly created directorships. This may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect their own slate of directors or otherwise attempt to obtain control of our Company.

Classified Board of Directors

The A&R Certificate of Incorporation provides for a classified board of directors of the Company, with the board divided into three classes. Class I will hold office for a term expiring at the 2026 annual meeting of stockholders; Class II will hold office for a term expiring at the 2027 annual meeting of stockholders; and Class III will hold office initially for a term expiring at the 2025 annual meeting of stockholders. At each annual meeting following this initial classification and election, the successors to the class of directors whose terms expire at that meeting would be elected for a term of office to expire at the third succeeding annual meeting after their election and until their successors have been duly elected and qualified.

The Class III directors are up for re-election at the Company’s deferred 2025 annual stockholder meeting for a term of office for a term expiring at the 2028 annual stockholder meeting.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our Class A Common Stock. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from any offered securities. Each series of warrants would be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. The following summary of material provisions of the warrants and warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

The particular terms of any issue of warrants would be described in the prospectus supplement relating to the issue. Those terms may include:

●	the number of shares of Class A Common Stock purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;

●	the date, if any, on and after which the warrants and the related Class A Common Stock would be separately transferable;

●	the terms of any rights to redeem or call the warrants;

●	the date on which the right to exercise the warrants would commence and the date on which the right would expire;

●	a discussion of certain U.S. federal income tax consequences applicable to the warrants; and

●	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

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Until any warrants to purchase shares of our Class A Common Stock are exercised, the holders of the warrants would not have any rights of holders of the underlying Class A Common Stock, including any rights to:

●	vote, consent or receive dividends;

●	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

●	exercise any rights as stockholders of the Company.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we would issue under a separate agreement. We may enter into unit agreements with a unit agent. We would indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

The following description, together with the additional information included in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements would contain additional important terms and provisions. We would file as an exhibit to the registration statement of which this prospectus is a part, or would incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units would be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

●	the title of the series of units;

●	identification and description of the separate constituent securities comprising the units;

●	the price or prices at which the units would be issued;

●	the date, if any, on and after which the constituent securities comprising the units would be separately transferable;

●	a discussion of certain U.S. federal income tax considerations applicable to the units; and

●	any other terms of the units and their constituent securities.

PLAN OF DISTRIBUTION

We may sell the securities covered in this prospectus from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to such prevailing market prices; or

●	at negotiated prices.

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Each time that we sell securities covered by us under this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us, if applicable.

Offers to purchase the securities being offered by us under this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities offered by us from time to time. Any agent involved in our offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by us under this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by us under this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with our sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities offered by us as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with our offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities offered by us may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities offered by us may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Any Class A Common Stock offered by us would be listed on the Nasdaq Capital Market, but any other securities offered by us may or may not be listed on a national securities exchange. To facilitate our offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities offered by us by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if such securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities offered by us at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

19

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions would be an underwriter and, if not identified in this prospectus, would be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities by us.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

In order to comply with applicable securities laws of some states, the Class A Common Stock may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Class A Common Stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for us by CrowdCheck Law, LLP. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of T Stamp Inc. and its subsidiaries as of December 31, 2025 and for the fiscal year then ended, have been audited by CBIZ CPAs P.C., an independent registered public accounting firm, as set forth in their report thereon, included in T Stamp Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The report of CBIZ CPAs P.C. includes an explanatory paragraph related to the substantial doubt about the Company’s ability to continue as a going concern. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of T Stamp Inc. and its subsidiaries as of December 31, 2024 and for the fiscal year then ended, have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their reports thereon, included in T Stamp Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and incorporated herein by reference. The report of Marcum LLP includes an explanatory paragraph related to the substantial doubt about the Company’s ability to continue as a going concern. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may obtain a copy of the registration statement through the SEC’s website, as provided above.

We maintain a website at www.truststamp.ai. None of the information contained on, or that may be accessed through, our website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC, other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026, which includes Risk Factors applicable to our Company;

•	our Quarterly Reports on Form 10-Q (and any amendments thereto on Form 10-Q/A) for the quarters ended March 31, 2025, June 30, 2025, and September 30, 2025, filed with the SEC on May 15, 2025, August 14, 2025, and November 14, 2025, respectively;

•	our Current Reports on Form 8-K and/or 8-K/A, filed with the SEC on January 2, 2025, January 10, 2025, January 21, 2025, January 23, 2025, January 31, 2025, February 13, 2025, February 24, 2025, February 26, 2025, April 1, 2025, April 24, 2025, May 15, 2025, May 15, 2025, July 8, 2025, August 14, 2025, October 1, 2025, October 3, 2025, October 17, 2025, October 31, 2025, November 14, 2025, January 5, 2026, February 2, 2026, March 5, 2026, March 12, 2026, March 17, 2026, and March 31, 2026

•	Description of our Class A Common Stock contained in our Registration Statement on Form S-1 filed with the SEC on January 31, 2025, including any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act will also be deemed to be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. In addition, all reports and other documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

T Stamp Inc.

3017 Bolling Way NE, Floor 2, Atlanta, Georgia, 30305

Attention: Corporate Secretary

(404) 806-9906

21

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the fees and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

Amount
SEC registration fee	$13.810
FINRA filing fee (if applicable)	*
Accounting fees and expenses	*
Legal fees and expenses	*
Transfer agent and registrar fees and expenses	*
Printing and miscellaneous fees and expenses	*
Total	$13,810

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers

Our Third Amended and Restated Certificate of Incorporation, as amended, contains provisions limiting the liability of directors to the fullest extent permitted by Delaware law and provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our Amended Certificate of Incorporation, as amended, and Bylaws also provide our Board of Directors with discretion to indemnify our employees and other agents when determined appropriate by the Board. In addition, each employment agreement entered into between the Company and its officers and/or directors contains certain indemnification provisions, which requires us to indemnify them in certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling our Company pursuant to the foregoing provision, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

Exhibit No.	Exhibit Description

1.1**	Underwriting Agreement

3.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference to the Company’s Form 8-K filed with the SEC on July 7, 2023).

3.2	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 2, 2025).

3.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 12, 2022).

4.1	Form of Warrant dated November 9, 2016 ($5,000 per share) (incorporated by reference to Exhibit 3.9 to the Company’s Form DOS filed with the SEC on December 30, 2019).

4.2	Form of Warrant dated November 9, 2016 ($1,000,000) (incorporated by reference to Exhibit 3.10 to the Company’s Form DOS filed with the SEC on December 30, 2019).

4.3	Form of Warrant dated September 30, 2016 (incorporated by reference to Exhibit 3.11 to the Company’s Form DOS filed with the SEC on December 30, 2019).

4.4	Form of Warrant dated December 16, 2016 (incorporated by reference to Exhibit 3.12 to the Company’s Form DOS filed with the SEC on December 30, 2019).

4.5	Form of Private Placement Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 18, 2023).

4.6	Prepaid Warrant issued by Boumarang Inc. to the Company (incorporated by reference to Exhibit 4.17 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 13, 2024).

4.7	Form of Pre-Funded Warrant dated September 3, 2024 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 5, 2024).

4.8	Form of Private Placement Warrant Dated September 3, 2024 (incorporated by reference to Exhibit 4.2 to the Company’s Amended Current Report on Form 8-K/A filed with the SEC on September 13, 2024).

4.9	Form of New Warrant dated September 3, 2024 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 5, 2024).

4.10	Form of Common Stock Purchase Warrant dated September 10, 2024 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 13, 2024).

4.11	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 6, 2024).

4.12	Form of Series A Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 6, 2024).

4.13	Form of Series B Warrant (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on December 6, 2024).

4.14	Form of Pre-Funded Warrant issued on January 8, 2025 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 10, 2025).

4.15	Form of Series A Warrant issued on January 8, 2025 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 10, 2025).

4.16	Form of Series B Warrant issued on January 8, 2025 (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on January 10, 2025).

5.1*	Opinion of CrowdCheck Law LLP

10.1	Emergent Agreement dated June 11, 2020 (incorporated by reference to Exhibit 6.11 to the Company’s Form 1-SA for the six months ended June 30, 2020 filed with the SEC on September 28, 2020).

10.2	Executive Employment Agreements of Gareth Genner and Andrew Gowasack, effective as of December 8, 2020 (incorporated by reference to Exhibit 6.13 to the Company’s Form 1-K for the year ended December 31, 2020 filed with the SEC on April 30, 2021).

10.3	Malta Enterprise Letter dated July 8, 2020 sent to the Company (Repayable Advance of €800,000) (incorporated by reference to Exhibit 6.14 to the Company’s Form 1-A/A filed with the SEC on January 12, 2022).

10.4	Purchase Order executed September 23, 2021 issued by U.S. Immigration and Customs Enforcement to the Company (as Contractor) (incorporated by reference to Exhibit 6.15 to the Company’s Form 1-A/A filed with the SEC on January 12, 2022).

10.5	Letter of Appointment effective December 1, 2021 sent by the Company to Berta Pappenheim (as non-executive director appointee) (incorporated by reference to Exhibit 6.16 to the Company’s Form 1-A/A filed with the SEC on January 12, 2022).

10.6	Letter of Appointment effective December 1, 2021 sent by the Company to Kristin Stafford (as non-executive director appointee) (incorporated by reference to Exhibit 6.17 to the Company’s Form 1-A/A filed with the SEC on January 12, 2022).

10.7	Warrant Agency Agreement between the Company and Colonial Stock Transfer Company, Inc. dated August 20, 2021. (incorporated by reference to Exhibit 6.18 to the Company’s Form 1-A/A filed with the SEC on January 12, 2022).

10.8	Mutual Channel Agreement dated November 15, 2020 between the Company and Vital4Data, Inc. (incorporated by reference to Exhibit 6.19 to the Company’s Form 1-A/A filed with the SEC on January 12, 2022).

10.9	Warrant to Purchase Common Stock between the Company and Second Century Ventures, LLC dated April 22, 2020 (incorporated by reference to Exhibit 6.9 to the Company’s Form 1-A/A filed with the SEC on April 30, 2020).

10.10	Settlement Agreement dated July 1, 2019 between Emergent Technology Holdings, LP and the Company . (Incorporated by reference to Exhibit 6.1 to the Company’s Form 1-A filed with the SEC on March 12, 2020).

10.11	Amendment dated April 15, 2022 to Purchase Order executed September 23, 2021 issued by U.S. Immigration and Customs Enforcement to the Company (as Contractor) (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 21, 2022).

10.12	Amendment dated July 15, 2022 to Purchase Order executed September 23, 2021 issued by U.S. Immigration and Customs Enforcement to the Company (as Contractor) (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 21, 2022).

10.13	Executive Employment Agreement of Lance Wilson, effective as of January 1, 2025 (incorporated by reference to Exhibit 10.1 to the Company’s Form Current Report on Form 8-K filed with the SEC on January 21, 2025).

10.14	Executive Employment Agreement of Andrew Scott Francis, effective as of December 8, 2020 (incorporated by reference to Exhibit 6.13 to the Company’s offering statement on Form 1-A filed with the SEC on November 19, 2021).

10.15	Form of Securities Purchase Agreement by and between the Company and a certain institutional investor dated April 14, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 18, 2023).

10.16	Form of Securities Purchase Agreement by and between the Company and a certain institutional investor dated June 1, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 5, 2023).

10.17	Warrant Amendment by and between the Company and a certain institutional investor dated June 1, 2023 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 5, 2023).

10.18	Form of Warrant Exercise Agreement, dated December 21, 2023 by and between T Stamp Inc. and the Institutional Investor (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 21, 2023).

10.19	Securities Purchase Agreement dated July 13, 2024 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2024)

10.20	Registration Rights Agreement dated July 13, 2024 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2024)

10.21	Voting Limitation Agreement Registration dated July 13, 2024 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2024)

10.22	License Agreement between the Company and Boumarang Inc. dated July August 6, 2024 (incorporated by reference to Exhibit 10.29 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 13, 2024).

10.23	Form of Securities Purchase Agreement by and between the Company and a certain institutional investor dated September 3, 2024 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 5, 2024)

10.24	Form of Warrant Exercise Agreement, dated September 3, 2024, by and between the Company and the institutional investor (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 5, 2024)

10.25	Form of Termination and Release Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on September 5, 2024)

10.26	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on September 5, 2024)

10.27	Form of Securities Purchase Agreement by and between the Company and DQI dated September 10, 2024 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 13, 2024)

10.28	Form of Registration Rights Agreement by and between the Company and DQI dated September 10, 2024 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 13, 2024)

10.29	Form of Securities Purchase Agreement by and between the Company and a DQI dated October 27, 2024 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on 8-K filed with the SEC on November 1, 2024)

10.30	Registration Rights Agreement by and between the Company and DQI dated October 27, 2024 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on 8-K filed with the SEC on November 1, 2024)

10.31+	Form of Securities Purchase Agreement by and between the Company and a certain institutional investor dated December 5, 2024 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 6, 2024).

10.32	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 6, 2024).

10.33	Placement Agency Agreement by and between the Company and the Placement Agent entered into on December 5, 2024 (incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 6, 2024).

10.34	Placement Agency Agreement by and between the Company and the Placement Agent entered into on January 6, 2025 (incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 10, 2025)

10.35	Form of Securities Purchase Agreement by and between the Company and a certain institutional investor dated January 6, 2025 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 10, 2025).

10.36	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 10, 2025)

10.37	Note Purchase Agreement dated July 1, 2025 between the Company and the Investor (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 8, 2025).

10.38	Secured Promissory Note dated July 1, 2025 issued to the Investor (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 8, 2025).

10.39	Security Agreement dated July 1, 2025 between the Company and the Investor (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on July 8, 2025).

10.40	Intellectual Property Security Agreement dated July 1, 2025 between the Company and the Investor (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on July 8, 2025).

10.41	Channel Partnership Agreement effective as of April 17, 2025 by and between Trust Stamp Malta Limited and CyberFish (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2025).

10.42	Form of Warrant Exercise and Exchange Agreement, dated October 31, 2025 by and between T Stamp Inc. and the Institutional Investor (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 31, 2025).

10.43	Share Purchase Agreement between the Company and Lexverify Ltd dated February 27, 2026 (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on March 5, 2026).

10.44	Share Purchase Agreement, dated March 9, 2026, by and between Trust Stamp Malta Limited and CyberFish CyberPsychology Solutions Ltd. (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on March 12, 2026).

10.45	Shareholders Agreement, dated March 9, 2026, by and among Berta Pappenheim, Trust Stamp Malta Limited, and The CyberFish CyberPsychology Ltd. (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the SEC on March 12, 2026).

10.46	Consulting Agreement, dated March 9, 2026, by and between Trust Stamp Malta Limited and The CyberFish CyberPsychology Ltd. (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed with the SEC on March 12, 2026).

10.47	Letter of Appointment effective March 21, 2026 sent by the Company to David Curmi (as non-executive director appointee) (incorporated by reference to Exhibit 10.47 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 31, 2026).

19.1	T Stamp Inc. Insider Trading Policy (incorporated by reference to Exhibit 19.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 31, 2025)

23.1*	Consent of Marcum LLP

23.2*	Consent of CBIZ CPAs P.C.

23.3*	Opinion of CrowdCheck Law, LLP (included as Exhibit 5.1)

97.1	Trust Stamp Clawback Policy (incorporated by reference to Exhibit 97.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 1, 2024).

107*	Filing Fee Table

* Filed herewith.

** To be filed by amendment or incorporated by reference in connection with the offering of the securities.

+ Pursuant to Item 601(a)(5) of Regulation S-K, schedules have been omitted and will be furnished on a supplemental basis to the Securities and Exchange Commission upon request.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 24, 2026.

T STAMP INC.

By:	/s/ Gareth Genner
Name:	Gareth Genner
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Gareth Genner
Gareth Genner, Chief Executive Officer, Director
Date: April 24, 2026

/s/ Lance Wilson
Lance Wilson, Principal Financial Officer, Principal Accounting Officer
Date: April 24, 2026

/s/ Andrew Gowasack
Andrew Gowasack, President, Director
Date: April 24, 2026

/s/ William McClintock
William McClintock, Director
Date: April 24, 2026

/s/ David Curmi
David Curmi, Director
Date: April 24, 2026

/s/ Charles Potts
Charles Potts, Director
Date: April 24, 2026

/s/ Kristin Stafford
Kristin Stafford, Director
Date: April 24, 2026

/s/ Berta Pappenheim
Berta Pappenheim, Director
Date: April 24, 2026